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HiTech Law, LLP 149 Commonwealth Drive Menlo Park, CA 94025 Direct Line: (650) 688-2772 General Tel: (650) 688-2777 Fax: (650) 688-2770 www.hitech-law.com

EXHIBIT 5.1

May 6, 2002

Tripath Technology, Inc.
3900 Freedom Circle
Santa Clara, CA

  RE:
  Registration Statement on Form S-3

Ladies and Gentlemen:

        We have examined the Registration Statement on Form S-3 filed by you with the Securities and Exchange Commission on February 19, 2002, and Amendment No. 1 thereto to be filed by you with the Securities and Exchange Commission on or about the date hereof (collectively, the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 17,302,760 shares (the "Shares") of your common stock for issuance upon the conversion of 699,950 shares of Series A Convertible Preferred Stock (the "Series A Preferred") and upon the exercise of warrants to purchase 165,188 shares of Series A Preferred.

        As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed taken by you in connection with the sale and issuance of the Shares. In addition, for purposes of this opinion, we have assumed that the consideration received by the Company in connection with the issuance of the Shares will include an amount in the form of cash, services rendered or property that exceeds the greater of (i) the aggregate par value of such Shares, or (ii) the portion of such consideration determined by the Company's Board of Directors to be "capital" for purposes of the Delaware General Corporation Law.

        We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware, the applicable provisions of the Delaware Constitution, and reported judicial decisions interpreting these laws, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws.

        Subject to the foregoing, it is our opinion that the Shares have been duly authorized and, upon issuance, delivery and payment therefor in the manner contemplated by the Registration Statement, will be legally and validly issued, fully paid and nonassessable.

        We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the Registration Statement under the heading "Legal Matters".

Very truly yours,
/s/ HiTech Law, LLP
Jacqueline B. Kessel jackie@hitech-law.com	Janine L. Haines janine@hitech-law.com	Emmanuelle Lee elee@hitech-law.com	Susan Pyne (of counsel) susan@hitech-law.com	Ronald C. Fish (of counsel) ron@hitech-law.com

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  EXHIBIT 5.1